Exhibit 11
                  FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                       Computation of Earnings Per Share
               (In thousands of dollars, except per share data)
                                   Unaudited



                                 Thirteen Weeks Ended   Thirty-Nine Weeks Ended
                                 Sept. 30,  Sept. 24,    Sept. 30,  Sept. 24,
                                   1994        1993       1994        1993
Primary

   Net earnings (a)            $    7,087  $   13,759  $   33,252  $   34,499

   Weighted average shares of
    common stock outstanding   46,307,929  46,078,698  46,288,077  45,981,468

   Common stock equivalents     4,076,930   4,176,035   4,309,668   3,915,707

   Weighted average shares of
    common stock and common
    stock equivalents (b)      50,384,859  50,254,733  50,597,745  49,897,175

   Primary earnings per share
    of common stock and common
    stock equivalents (a/b)    $      .14  $      .27  $      .66  $      .69


Fully diluted

   Net earnings (c)            $    7,087  $   13,759  $   33,252  $   34,499

   Weighted average shares of
    common stock outstanding   46,307,929  46,078,698  46,288,077  45,981,468

   Common stock equivalents     4,122,952   4,291,086   4,328,132   4,291,086

   Weighted average shares of
    common stock and common
    stock equivalents (d)      50,430,881  50,369,784  50,616,209  50,272,554

   Fully diluted earnings per
    share of common stock and
    common stock equivalents
    (c/d)                      $      .14  $      .27  $      .66  $      .69


Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, whichever is higher.